Exhibit 23.6

CONSENT OF QUALIFIED PERSON

Re: Registration statement on Form F-3

SLR Consulting (Canada) Ltd. (“SLR”), in connection with the registration statement on Form F-3 of ArcelorMittal (the “Registration Statement”):

a)	consent to the use of and references to our name, including our status as an expert or “qualified person” (as defined in Subpart 1300 of Regulation S-K promulgated by the U.S. Securities and Exchange Commission) in the Registration Statement, concerning the preparation of the estimates of Mineral Resources and Mineral Reserves of the Mary River Mine presented in ArcelorMittal’s Annual Report on Form 20-F for the year ended December 31, 2023 (the “2023 20-F”); and

b)	consent to the incorporation by reference of the 2023 20-F into the Registration Statement (and any amendments or supplements thereto).

SLR is responsible for authoring, and this consent pertains to, the estimates of Mineral Resources and Mineral Reserves for the Mary River Mine included in the 2023 20-F.

SLR further consents to the incorporation by reference of this consent into any registration statement or post-effective amendment filed pursuant to Rule 462(b) or Rule 462(e) under the Securities Act of 1933, as amended, with respect to the securities registered in the Registration Statement.

Dated: March 4, 2024

/s/ Jason J. Cox
Jason J. Cox, P.Eng.
Global Technical Director - Canada Mining Advisory